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                                                                     Exhibit 5.1



                                                December 4, 2003

Volume Services America Holdings, Inc.
201 East Broad Street
Spartanburg, SC 29306

Ladies and Gentlemen:

     We have acted as counsel to Volume Services America Holdings, Inc., a Delaware corporation (the "Company") and the subsidiaries of the Company (the "Guarantors") named in Schedule I hereto in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to (i) the issuance by the Company of an aggregate of 18,463,995 shares of common stock, par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the "Shares"), (ii) the issuance by the Company of
$105.2 million aggregate principal amount of    % Subordinated Notes due 2013
(together with any additional subordinated notes that may be issued by the Company pursuant to Rule 462(b) in connection with the offering described in the Registration Statement, the "Notes"), (iii) the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Notes and (iv) the issuance by the Company of an aggregate of 18,463,995 Income Deposit Securities (together with any additional income deposit securities that may be issued by the Company pursuant to Rule 462(b) in connection with the offering described in the
Registration Statement, "IDSs"), each representing one Share and $    aggregate
principal amount of Notes. The Notes and the Guarantees will be issued under an indenture (the "Indenture") among the Company, the Guarantors and The Bank of
New York, as Trustee.
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                                                                               2


            We have examined the Registration Statement, a form of the stock certificate, a form of the IDS certificate and the form of the Indenture, which have each been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

            In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the Notes and the Guarantees, (1) the Indenture will be the valid and legally binding obligation of the Trustee and (2) the Indenture will have been duly executed and delivered by the Company and the Guarantors.

            Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

            1. Assuming the due execution, authentication and delivery of the IDSs, upon payment of the consideration therefor and otherwise in accordance with the provisions of the Indenture, the IDSs will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

            2. Upon payment and delivery, the Shares will be validly issued, fully paid and nonassessable.

            3. Assuming the due execution, authentication and delivery of the Notes, upon payment of the consideration therefor and otherwise in accordance with the provisions of the Indenture, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

            4. Assuming the due execution, authentication and delivery of the Notes underlying the Guarantees, upon payment of the consideration and otherwise in accordance with the provisions of the Indenture, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
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                                                                               3


            Our opinions set forth above in paragraphs 1, 3 and 4 are subject to
(i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

            Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of Kansas, Maryland, Texas, Wisconsin and Wyoming, we have relied upon the opinions of Blackwell Sanders Peper Martin LLP, Venable LLP, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., Wille, Gregory & Lundeen LLP and Holland & Hart LLP, respectively, in each case, dated the date hereof.

            We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the laws of the States of Kansas, Maryland, Texas, Wisconsin and Wyoming.

            We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Very truly yours,
                                          /s/ Simpson Thacher & Bartlett LLP
                                          Simpson Thacher & Bartlett LLP
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                                                                      SCHEDULE I

                                   Guarantors

NAME                                              STATE OF ORGANIZATION
----                                              ---------------------
Events Center Catering, Inc.                      Wyoming
Service America Concessions Corporation           Maryland
Service America Corporation                       Delaware
Service America Corporation of Wisconsin          Wisconsin
Service America of Texas, Inc.                    Texas
Servo-Kansas, Inc.                                Kansas
SVM of Texas, Inc.                                Texas
Volume Services, Inc.                             Delaware
Volume Services, Inc. (Kansas)                    Kansas
Volume Services America, Inc.                     Delaware